Exhibit 23.1

Z Trim Holdings, Inc.

We hereby consent to the inclusion in this annual report on Form 10-K of Z Trim Holdings, Inc. of our report dated March 31, 2015, relating to the Company's financial statements appearing in the Form 10-K for the years ended December 31, 2014 and 2013.

/s/ M&K CPAS, PLLC
Houston, Texas
March 31, 2015